EXHIBIT 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center
Boston, Massachusetts 02111

617 542 6000
617 542 2241 fax

June 22, 2001

ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139-4234

Ladies and Gentlemen:

      We have acted as counsel to ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, of 1,330,000 shares (the “Shares”) of its common stock, $.001 par value per share (the “Common Stock”), to be offered for sale by the Company from time to time under the ARIAD Pharmaceuticals, Inc. 2001 Stock Plan (the “Plan”). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

      In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended, and Restated Bylaws, both as currently in effect, such other records of the corporate proceedings of the Company as we deemed relevant, and the Registration Statement and the exhibits thereto.

      In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

      Based upon the foregoing, we are of the opinion that (i) the Shares have been duly and validly authorized by the Company and (ii) the Shares, when issued in accordance with the terms of the Plan and any applicable agreements thereto, will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

      Our opinion is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Boston New York Washington Reston New Haven

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

ARIAD Pharmaceuticals, Inc.
June 22, 2001

      We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C